Filed Pursuant to Rule 433
File No. 333-135813
GE Interest Plus P.O. Box 6294 Indianapolis, Indiana 46206-6294 (800) 433-4480 November 24, 2008 Dear GE Interest Plus Investor: This letter contains an important update relating to your investment in the GE Interest Plus Notes, which is based on our review of the final rules relating to the Temporary Liquidity Guarantee Program (TLGP) of the U.S. Federal Deposit Insurance Corporation (or FDIC). On November 13, 2008, GE Capital Corporation became eligible for a FDIC guarantee of its senior unsecured debt under the TLGP. Pursuant to the FDIC's Interim Rule issued October 23, 2008 governing the TLGP, GE Interest Plus Notes were covered by the FDIC guarantee. In our disclosure relating to the TLGP, we described this coverage and indicated that the FDIC guarantee might be subject to further rulemaking that could adversely affect the application of the guarantee to your investment. On November 21, 2008, the FDIC released revised rules for the TGLP. These new rules changed the types of senior unsecured debt securities that are guaranteed by the FDIC under the TLGP. As a result, our understanding is that GE Interest Plus Notes are not guaranteed under the FDIC's TLGP. The information we are presenting to you is based on our understanding of the FDIC's current rules for the TLGP. While the revised rules are stated to be final, it remains possible that further rulemaking may occur and that interpretive decisions may be made with respect to the TLGP that could alter some or all of the information in this letter. Further information with respect to the TLGP and its application is available at: www.fdic.gov/regulations/resources/tlgp/index.html. Sincerely, GE Interest Plus GE Interest Plus is an investment in the senior unsecured corporate debt of the General Electric Capital Corporation, whose outstanding senior debt is rated AAA by Standard and Poor's Corporation and Aaa by Moody's Investor Service. You should note that GE Interest Plus Notes are not a money market fund, which is generally a diversified fund consisting of investments in short term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus is not an FDIC-insured deposit and it is not guaranteed under the FDIC's Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has filed a registration statement (including a prospectus) (Registration Statement No. 333-135813) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by calling toll free 1-800-433-4480.